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Exhibit 10.24

New Hire Option Grant—Updated Appendix

        In the fourth quarter 2004, the Company granted three non-executive officer employees a total of 15,000 options with a base price of $16.03 and one non-executive officer 10,000 options with a base price of $16.12. All such options were granted pursuant to the Company's New Hire Option Grant Authorization and vested on December 31, 2004 with the right to sell the underlying shares accruing in three equal installments on each of the first three anniversaries of the date of grant.

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New Hire Option Grant—Updated Appendix